INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. THIS PROSPECTUS SUPPLEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS_ SUPPLEMENT (SUBJECT TO COMPLETION, ISSUED MARCH 10, 1998)

(TO PROSPECTUS DATED MARCH   , 1998)

                                  $100,000,000

                                PSI ENERGY, INC.

                 % JUNIOR MATURING PRINCIPAL SECURITIES (JUMPS-SM-)
                                    DUE 2028
                                   ---------

    The % JUnior Maturing Principal Securities (JUMPS-SM-) Due 2028 (Offered Debentures) will mature on March , 2028. Interest on the Offered Debentures is payable semiannually on March and September commencing September , 1998. The Offered Debentures will be represented by a global debenture registered in the name of a nominee of The Depository Trust Company (Depositary), and will be available for purchase in denominations of $1,000 and any integral multiple thereof. Beneficial interests in the Offered Debentures will be shown on, and transfers thereof will be effected through, records maintained by the Depositary and its participants. Except as described in the accompanying Prospectus, Offered Debentures in certificated form will not be issued in exchange for a global debenture. See "Certain Terms of the Offered Debentures" herein.

    Payment of the principal of, premium, if any, and interest on the Offered Debentures is subordinated and subject in right of payment to the prior payment in full of all Senior Debt of the Company. As of September 30, 1997, outstanding Senior Debt of the Company aggregated approximately $1.22 billion.
                                 --------------
SEE "RISK FACTORS" ON PAGE S-3 HEREIN FOR CERTAIN INFORMATION RELEVANT TO AN
       INVESTMENT IN THE OFFERED DEBENTURES, INCLUDING THE PERIODS AND
        CIRCUMSTANCES DURING AND UNDER WHICH PAYMENT OF INTEREST ON
               THE OFFERED DEBENTURES MAY BE DEFERRED AND THE
                    RELATED FEDERAL INCOME TAX CONSEQUENCES.
                                 --------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

                                                                            UNDERWRITING
                                                          PRICE TO         DISCOUNTS AND        PROCEEDS TO
                                                         PUBLIC (1)       COMMISSIONS (2)     COMPANY (1) (3)
Per Offered Debenture                                        %                   %                   %
Total                                                        $                   $                   $

    (1)  Plus accrued  interest, if  any, from  March    ,  1998 to  the date of
       delivery.

    (2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting" herein.

    (3) Before deduction of expenses payable by the Company, estimated at $200,000.

                               ------------------

    The Offered Debentures are offered, subject to prior sale, when, as and if issued by the Company and accepted by the Underwriters, and subject to approval of certain legal matters by Davis Polk & Wardwell, counsel for the Underwriters. It is expected that delivery of the Offered Debentures will be made on or about March , 1998 through the book-entry facilities of The Depository Trust Company.

    Salomon Brothers Inc has filed an application with the United States Patent and Trademark Office for the registration of the "JUMPS-SM-" service mark.
                                 --------------

SALOMON SMITH BARNEY  FIRST CHICAGO CAPITAL MARKETS, INC.

The date of this Prospectus Supplement is March   , 1998.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE OFFERED DEBENTURES. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF OFFERED DEBENTURES TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF A PENALTY BID. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                              SUMMARY INFORMATION

    THE FOLLOWING MATERIAL IS QUALIFIED IN ITS ENTIRETY BY THE INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS AND IN THE DOCUMENTS AND INFORMATION INCORPORATED HEREIN BY REFERENCE.

                                  THE COMPANY

Company...........................  PSI Energy, Inc.  an Indiana corporation  ("PSI" or  the
                                      "Company")  is  a wholly-owned  subsidiary  of Cinergy
                                      Corp., a registered holding  company under the  Public
                                      Utility Holding Company Act of 1935.
Business and Service Area.........  PSI  is  an  electric public  utility  company  with two wholly-owned non-utility subsidiaries. PSI is engaged in
                                      the production, transmission,  distribution, and  sale
                                      of  electric  energy  in  north  central,  central and
                                      southern Indiana. It serves an estimated population of
                                      2.1 million people  located in  69 of  the state's  92
                                      counties   including   the   cities   of  Bloomington,
                                      Columbus, Kokomo,  Lafayette,  New Albany,  and  Terre
                                      Haute.
Electric Generation Fuel..........  96% Coal and 4% Other.

                          SELECTED INCOME INFORMATION

                                               NINE MONTHS
                                                  ENDED                        12 MONTHS ENDED DECEMBER 31,
                                                SEPTEMBER    -----------------------------------------------------------------
                                                30, 1997        1996            1995           1994        1993        1992
                                               -----------   ----------    --------------   ----------  ----------  ----------
                                               (UNAUDITED)                      (THOUSANDS, EXCEPT RATIOS)
Operating Revenues...........................  $1,464,380    $1,331,962    $    1,248,035   $1,113,512  $1,092,222  $1,072,183
Operating Income.............................  $  155,615    $  205,762    $      226,889   $  152,186  $  165,214  $  168,445
Allowance for Borrowed and Equity Funds Used
  During Construction........................  $    1,272    $    2,324    $        4,385   $   13,585  $   20,327  $   10,505
Post-In-Service Carrying Costs...............  $   --        $    1,223    $        3,186   $    9,780  $    6,005  $   --
Net Income...................................  $   96,709    $  125,678    $      145,815   $   82,192  $  124,898  $  106,970
Preferred Dividend Requirement...............  $    8,964    $   12,537    $       13,180   $   13,182  $   12,825  $    7,286
                                               -----------   ----------    --------------   ----------  ----------  ----------
Net Income Applicable to Common Stock........  $   87,745    $  113,141    $      132,635   $   69,010  $  112,073  $   99,684
                                               -----------   ----------    --------------   ----------  ----------  ----------
                                               -----------   ----------    --------------   ----------  ----------  ----------
Ratio of Earnings to Fixed Charges...........        3.24          3.25              3.55         2.52        3.52        3.26

                                 CAPITALIZATION

                                                                                        OUTSTANDING
                                                                                    SEPTEMBER 30, 1997
                                                                               -----------------------------
                                                                                                  % OF
                                                                                  AMOUNT     CAPITALIZATION
                                                                               ------------  ---------------
                                                                                        (UNAUDITED)
                                                                               (THOUSANDS)
Long-term debt...............................................................   $  875,788           42.5%
Cumulative preferred stock
  Not subject to mandatory redemption........................................      157,209            7.6
Common stock equity..........................................................    1,029,932           49.9
                                                                               ------------         -----
    Total Capitalization.....................................................   $2,062,929          100.0%
                                                                               ------------         -----
                                                                               ------------         -----

                                  RISK FACTORS

    Prospective purchasers of Offered Debentures should carefully review the information contained elsewhere in this Prospectus Supplement and Prospectus and should particularly consider the following matters:

SUBORDINATION

    Payment of the principal of, premium, if any, and interest on the Offered Debentures is subordinated and subject in right of payment to the prior payment in full of all Senior Debt (as defined in the Prospectus) of the Company. There are no terms in the Offered Debentures that limit the Company's ability to incur additional indebtedness, including indebtedness that ranks senior to the Offered Debentures. A description of subordination with respect to the Offered Debentures is further discussed under "Description of Debt Securities-- Subordination of Certain Debt Securities" in the accompanying Prospectus.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

    The Company has the right under the Indenture to extend the interest payment period from time to time on the Offered Debentures to a period not exceeding 10 consecutive semiannual periods (so long as the period does not extend beyond the maturity of the Offered Debentures), and as a consequence, semiannual interest payments on the Offered Debentures would be deferred (but would continue to accrue with interest thereon compounded semiannually to the extent permitted by law) during any such extended interest payment period. In the event that the Company exercises this right, the Company may not declare or pay dividends on, or purchase, acquire, or make a liquidation payment with respect to, any of its capital stock, or make any guarantee payments with respect to the foregoing. Therefore, the Company believes that the extension of an interest payment period on the Offered Debentures is unlikely. Prior to the termination of any such extension period, the Company may further extend the interest payment period, provided that such extension period, together with all such previous and further extensions thereof, may not exceed 10 consecutive semiannual periods or extend beyond the maturity of the Offered Debentures. Upon the termination of any extension period and the payment of all accrued and unpaid interest then due, the Company may select a new extension period, subject to the above requirements.

    Should the Company extend the interest payment period, holders of the Offered Debentures (even if they used the cash method of accounting for United States federal income tax purposes) would be required to accrue income (in the form of original issue discount) for United States federal income tax purposes even though interest is not being paid on a current basis. As a result, such holders would be required to include such interest in gross income for United States federal income tax purposes in advance of the receipt of cash, and would not receive the cash from the Company related to such income if such holders disposed of their Offered Debentures prior to the record date for payment of interest. See "Certain United States Federal Income Tax Consequences--Interest Income, Original Issue Discount, Market Discount and Acquisition Premium."

                                USE OF PROCEEDS

    The net proceeds after underwriting discounts and commissions and estimated expenses from the sale of the Offered Debentures are expected to be
$                   .  The Company  will  use the  proceeds to  repay short-term indebtedness (estimated to be approximately $ million at the time the proceeds are received) incurred in connection with the redemption on March 1, 1998, of all 3,408,712 shares of its 7.44% Cumulative Preferred Stock at a price of $25 per share.

                    CERTAIN TERMS OF THE OFFERED DEBENTURES

    The following description of the particular terms of the Offered Debentures supplements the description of the general terms and provisions of the Offered Debentures set forth in the accompanying Prospectus under the caption "Description of Debt Securities."

GENERAL

    The Offered Debentures will be unsecured, subordinated obligations of the Company. There are no terms in the Offered Debentures or the Indenture under which they are issued that limit the Company's ability to incur additional indebtedness, including indebtedness that ranks senior to the Offered Debentures.

    The Indenture does not contain any provisions that afford holders of Offered Debentures protection in the event of a highly leveraged transaction involving the Company.

PRINCIPAL AMOUNT, INTEREST AND MATURITY

    The Offered Debentures will be issued under the Indenture dated as of November 15, 1996 between PSI and The Fifth Third Bank, Trustee, as proposed to
be supplemented by a Third Supplemental Indenture dated as of March   , 1998.

    The Offered Debentures will be designated as specified on the cover of this Prospectus Supplement and will be limited to a total of $100,000,000 aggregate principal amount.

    The Offered Debentures will mature on March , 2028, and will bear interest at the rate per annum specified in their title, computed on the basis of a 360-day year of twelve 30-day months, from March , 1998 or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually on March and September in each year, beginning
September , 1998, to registered holders of record on the Business Day immediately preceding such interest payment date. A "Business Day" shall mean any day other than a day on which banking institutions in The City of New York are authorized or obligated to close.

    Principal of and interest on the Offered Debentures will initially be payable and the Offered Debentures will be transferable at the corporate trust office of the Trustee in the City of Cincinnati, located at 38 Fountain Square Plaza, Cincinnati, Ohio 45263, provided that payment of interest may be made, at the option of the Company, by checks mailed to the registered holders of the Offered Debentures.

    The Company has the right to extend the interest payment period on the Offered Debentures under certain circumstances. See "Risk Factors" herein.

REDEMPTION

    Subject to the terms of the Indenture, the Company shall have the right to redeem the Offered Debentures, in whole but not in part, from time to time and at any time (such redemption, an "Optional Redemption", and the date thereof, the "Optional Redemption Date"), upon not less than 30 days' notice to the holders, at a redemption price equal to the sum of (A) the greater of (i) 100% of the principal amount of the Offered Debentures to be redeemed or (ii) the sum of the present values of the Remaining Scheduled Payments thereon discounted to the Optional Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, less the Applicable Accrued Interest Amount plus (B) the Applicable Accrued Interest Amount.

    "Applicable Accrued Interest Amount" means, at the Optional Redemption Date, the amount of interest accrued and unpaid from the prior interest payment date to the Optional Redemption Date on the Offered Debentures subject to the Optional Redemption determined at the rate per annum shown in the title thereof, computed on the basis of a 360-day year of twelve 30-day months.

    "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Offered Debentures to be redeemed pursuant to the Optional Redemption. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

    "Comparable Treasury Price" means, with respect to the Optional Redemption Date, the average of the Reference Treasury Dealer Quotations for such Optional Redemption Date.

    "Reference Treasury Dealer" means each of Salomon Brothers Inc, First Chicago Capital Markets, Inc., and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer") the Company will substitute therefor another Primary Treasury Dealer. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

    "Remaining Scheduled Payments" means, with respect to any Offered Debenture, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the Optional Redemption Date but for the Optional Redemption.

    "Treasury Rate" means, with respect to the Optional Redemption Date (if any), the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Optional Redemption Date.

    The Offered Debentures will not be redeemable at the option of any holder prior to maturity and will not be subject to any sinking fund.

GLOBAL SECURITIES

    The Offered Debentures will be represented by a Global Debenture or Debentures that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as Depositary (Depositary), and will be available for purchase in denominations of $1,000 or any integral multiple thereof.

    The Depositary has advised the Company and the Underwriters as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depositary was created to hold securities of its participating organizations (participants) and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants.

    A further description of the Depositary's procedures with respect to the Offered Debentures is set forth under "Description of Debt Securities--Global Debt Securities" in the accompanying Prospectus.

DEFEASANCE

    The Offered Debentures will be subject to defeasance and covenant defeasance as provided under "Description of Debt Securities--Defeasance and Covenant Defeasance" in the accompanying Prospectus.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following summary describes certain United States federal income tax consequences of the ownership of Offered Debentures as of the date hereof and represents the opinion of Taft, Stettinius & Hollister LLP, counsel to the Company, insofar as it relates to matters of law or legal conclusions. Except where noted, such summary deals only with Offered Debentures held by initial purchasers who have purchased Offered Debentures at the initial offering price thereof and who hold such Offered Debentures as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, life insurance companies, persons holding Offered Debentures as a part of a hedging or conversion transaction or a straddle, United States Holders (as defined below) whose "functional currency" is not the U.S. dollar, or Non-United States Holders (as defined below) who own (actually or constructively) ten percent or more of the combined voting power of all classes of voting stock of the Company, who are presently in or engaged in a business in the United States or who have any other special status with respect to the United States. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (Code) and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below. PERSONS CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF OFFERED DEBENTURES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

UNITED STATES HOLDERS

    As used herein, a "United States Holder" of an Offered Debenture means a holder that is a citizen or resident of the United States for United States federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source. A "Non-United States Holder" is a holder that is not a United States Holder.

INTEREST INCOME, ORIGINAL ISSUE DISCOUNT, MARKET DISCOUNT AND ACQUISITION
  PREMIUM

    Treasury regulations (Regulations) generally provide that stated interest on a debt instrument issued on or after August 13, 1996, is not "qualified stated interest" and, therefore, will give rise to original issue discount (OID) unless such interest is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate. Interest is considered to be unconditionally payable only if reasonable legal remedies exist to compel timely payment or the debt instrument otherwise provides terms and conditions that make the likelihood of late payment (other than late payment that occurs within a reasonable grace period) or non-payment a "remote contingency". Because of the remedies available to the Trustee and Holders discussed herein (see "Events of Default"), the Company believes that the stated interest on the Offered Debentures should be considered unconditionally payable for purposes of the Regulations.

    The Regulations also generally provide that stated interest on a debt instrument issued on or after August 13, 1996 that provides the issuer with an option to defer any interest payment is not "qualified stated interest" and, therefore, would give rise to OID to the extent such stated interest exceeds the amount of interest paid during the deferral period, if the exercise of such right to defer is likely to occur. The Company has the right under the terms of the Offered Debentures to defer any interest payment from time to time for a period not exceeding 10 consecutive semiannual interest payment periods. During any such extension period the terms of the Offered Debentures provide that the Company shall not declare or pay any dividend on or purchase, acquire or make a liquidation payment with respect to, any of its capital stock, or make any guarantee payments with respect to the foregoing. See "Risk Factors--Option to Extend Interest Payment Period". The Company currently believes that the adverse impact that the imposition of such restrictions would have on the Company makes the likelihood of its exercising its right to defer remote.

    The Company believes that the remedies available to the Trustee and Holders upon an Event of Default and the right to defer will not cause the stated interest to fail to be "qualified stated interest" for purposes of the Regulations. Consequently, the Company believes that the Offered Debentures should not be considered to be issued with OID at the time of their original issuance. Accordingly, a holder of the Offered Debentures should include in gross income the interest on the Offered Debentures in accordance with such holder's regular method of tax accounting. There can be no assurance, however, that the Internal Revenue Service (IRS) will agree with the Company's position with regard to the existence of OID.

    United States Holders other than initial United States Holders may be deemed to have acquired the Offered Debentures with market discount or acquisition premium. Such holders should consult their own tax advisors concerning the effect of the market discount and premium rules on their holding of the Offered Debentures.

SALE, EXCHANGE AND RETIREMENT OF OFFERED DEBENTURES

    Upon the sale, exchange or retirement of an Offered Debenture, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or retirement (other than in respect of accrued interest, which, unless the Offered Debentures are considered to have been issued with OID, will be taxed as such) and the adjusted tax basis of the Offered Debenture. A United States Holder's adjusted tax basis in an Offered Debenture will, in general, be the United States Holder's cost therefor, increased by the amount of OID, if any, previously included in income. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Offered Debenture has been held for more than one year. Under current law, net capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

NON-UNITED STATES HOLDERS

    Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

        (a) no withholding of United States federal income tax will be required with respect to the payment by the Company or any Paying Agent of principal or interest on an Offered Debenture owned by a Non-United States Holder, provided (i) the beneficial owner is not a controlled foreign corporation that is related to the Company through stock ownership, (ii) the beneficial owner is not a bank whose receipt of interest on an Offered Debenture is described in section 881(c)(3)(A) of the Code and (iii) either (y) the beneficial owner timely certifies to the Company or its agent, under the penalties of perjury, that it is not a U.S. person, citizen or resident and provides its name and address or (z) a financial institution that holds customer securities in the ordinary course of business and holding the Offered Debentures on behalf of the beneficial owner timely certifies, under penalties of perjury, that such statement has been received by it and furnishes the Company or its agent with a copy thereof;

        (b) no withholding of United States federal income tax will be required with respect to any gain or income realized by a Non-United States Holder upon the sale, exchange or retirement of an Offered Debenture; and

        (c) an Offered Debenture beneficially owned by an individual who at the time of death is a Non-United States Holder will not be subject to United States federal estate tax as a result of such individual's death, provided that the interest payments with respect to such debenture would not have been, if received at the time of such individual's death, effectively connected with the conduct of a trade or business by such individual in the United States.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    In general, information reporting requirements will apply to certain payments of principal and interest paid on Offered Debentures and to the proceeds of sale of an Offered Debenture made to United States

Holders other than certain exempt recipients (such as corporations). A 31 percent backup withholding tax will apply to such payments if the United States Holder fails to provide a correct taxpayer identification number or certification of exempt status or fails to report in full dividend and interest income.

    No information reporting or backup withholding will be required with respect to payments made by the Company or any paying agent to Non-United States Holders if a statement described in (a)(iii) under "Non-United States Holders" has been received timely and the payor does not have actual knowledge that the beneficial owner is a United States person.

    For payments occurring before January 1, 1999, payments of the proceeds from the sale by a Non-United States Holder of an Offered Debenture made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is, for federal income tax purposes, a United States person, a controlled foreign corporation or a foreign person that derives 50 percent or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will not be subject to backup withholding but will be subject to information reporting unless certain requirements are satisfied. For payments occurring after December 31, 1998, payments of the proceeds from the sale by a Non-United States Holder of an Offered Debenture made through a broker at an office outside the United States will not be subject to information reporting or backup withholding if the broker is not (i) a United States person, (ii) a foreign corporation if more than 50 percent of the total combined voting power of all classes of stock of such corporation entitled to vote or the total value of the stock of such corporation is owned or is considered as owned by United States shareholders on any day during the taxable year of such foreign corporation, (iii) a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons who, in the aggregate, hold more than 50 percent of the income or capital interest in the partnership or if, at any time during its tax year, it is engaged in the conduct of a trade or business in the United States, (iv) a foreign person 50 percent or more of the gross income of which, from all sources for the three-year period ending with the close of its taxable year preceding the collection or payment (or such part of such period as the person has been in existence), was effectively connected with the conduct of trade or business within the United States, or (v) a United States branch of a foreign bank or a foreign insurance company.

    Payments of proceeds from the sale of an Offered Debenture to or through the United States office of a broker is subject to information reporting and backup withholding unless the Non-United States Holder or the beneficial owner certifies as to its non-United States status or otherwise establishes an exemption.

    Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the IRS.

                                  UNDERWRITING

    Under the terms of and subject to the conditions contained in an Underwriting Agreement dated March , 1998, the Underwriters named below have agreed to purchase, and the Company has agreed to sell to them, severally, the respective principal amounts of the Offered Debentures set forth below:

                                                                                       PRINCIPAL AMOUNT
                                                                                          OF OFFERED
             UNDERWRITERS                                                                 DEBENTURES
------------------------------------------------------------------------------------  ------------------

Salomon Brothers Inc................................................................    $
First Chicago Capital Markets, Inc..................................................
                                                                                      ------------------
          Total.....................................................................    $  100,000,000
                                                                                      ------------------
                                                                                      ------------------

    The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the Offered Debentures are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are committed to take and pay for all of the Offered Debentures if any are taken.

    The Underwriters initially propose to offer part of the Offered Debentures directly to the public at the public offering price set forth on the cover page hereof and part to dealers at a price which represents a concession of % of the principal amount under the public offering price, and either Underwriter may allow, and such dealers may reallow, a concession not in excess of % of the principal amount to certain other dealers. All sales to dealers will be made pursuant to dealer agreements. After the initial offering of the Offered Debentures, the offering price and other selling terms may, from time to time, be varied by the Underwriters.

    Until the distribution of the Offered Debentures is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Offered Debentures. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Offered Debentures. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Offered Debentures.

    If the Underwriters create a short position in the Offered Debentures in connection with the offering by selling more Offered Debentures than are set forth on the cover page of this Prospectus Supplement, the Underwriters may reduce that short position by purchasing Offered Debentures in the open market.

    The Underwriters may also impose a penalty bid on certain broker dealers. This means that if the Underwriters purchase Offered Debentures in the open market to reduce the Underwriters' short position or to stabilize the price of the Offered Debentures, they may reclaim the amount of the selling concession from the broker dealers who sold those Offered Debentures as part of the offering.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

    Neither PSI nor either of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Offered Debentures. In addition, neither PSI nor either of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    The Underwriters, and certain affiliates thereof, engage in transactions with and perform services for the Company and its affiliates in the ordinary course of business.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933.

                                 LEGAL OPINION

    Statements as to United States taxation in the Prospectus Supplement under the caption, "Certain United States Federal Income Tax Consequences" have been passed upon for the Company by Taft, Stettinius & Hollister LLP, counsel to the Company, and are stated herein on their authority.

PROSPECTUS

                                PSI ENERGY, INC.
                                DEBT SECURITIES

                               -----------------

  PSI ENERGY, INC. (PSI) INTENDS FROM TIME TO TIME TO ISSUE UP TO $250,000,000 AGGREGATE PRINCIPAL AMOUNT OF UNSECURED DEBT SECURITIES (DEBT SECURITIES) IN ONE OR MORE SERIES ON TERMS TO BE DETERMINED AT THE TIME OR TIMES OF SALE.
   FOR EACH ISSUE OF THE DEBT SECURITIES FOR WHICH THIS PROSPECTUS IS BEING
    DELIVERED (OFFERED SECURITIES) THERE WILL BE AN ACCOMPANYING PROSPECTUS
     SUPPLEMENT (PROSPECTUS SUPPLEMENT) THAT SETS FORTH, WITHOUT LIMITATION
       AND TO THE EXTENT APPLICABLE, THE SPECIFIC DESIGNATION, AGGREGATE
      PRINCIPAL AMOUNT, DENOMINATION, MATURITY, PREMIUM, IF ANY, RATE OF
       INTEREST (WHICH MAY BE FIXED OR VARIABLE) OR METHOD OF CALCULATION
      THEREOF, TIME OF PAYMENT OF INTEREST, ANY TERMS FOR REDEMPTION, ANY
      SINKING FUND PROVISIONS, ANY SUBORDINATION PROVISIONS, THE INITIAL
      PUBLIC OFFERING PRICE, THE NAMES OF ANY UNDERWRITERS OR AGENTS, THE
        PRINCIPAL AMOUNTS, IF ANY, TO BE PURCHASED BY THE UNDERWRITERS,
         THE COMPENSATION OF SUCH UNDERWRITERS OR AGENTS, AND ANY OTHER
                    SPECIAL TERMS OF THE OFFERED SECURITIES.

                              -------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------

    PSI MAY SELL THE DEBT SECURITIES THROUGH UNDERWRITERS, DEALERS OR AGENTS, OR DIRECTLY TO ONE OR A LIMITED NUMBER OF PURCHASERS. THE PROSPECTUS SUPPLEMENT WILL SET FORTH THE NAMES OF UNDERWRITERS, DEALERS OR AGENTS, IF ANY, ANY APPLICABLE COMMISSIONS OR DISCOUNTS AND THE NET PROCEEDS TO PSI FROM THE SALE OF THE OFFERED SECURITIES.

MARCH   , 1998

                             AVAILABLE INFORMATION

    PSI IS SUBJECT TO THE INFORMATIONAL REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934 (EXCHANGE ACT) AND ACCORDINGLY FILES REPORTS AND OTHER INFORMATION WITH THE SECURITIES AND EXCHANGE COMMISSION (COMMISSION). INFORMATION CONCERNING DIRECTORS AND OFFICERS, THEIR REMUNERATION, AND ANY MATERIAL INTEREST OF SUCH PERSONS IN TRANSACTIONS WITH PSI, AS OF PARTICULAR DATES, IS DISCLOSED IN PSI'S ANNUAL REPORT ON FORM 10-K FILED WITH THE COMMISSION. SUCH REPORTS AND OTHER INFORMATION CAN BE INSPECTED AND COPIED AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE COMMISSION AT ROOM 1024, 450 FIFTH STREET, N.W., WASHINGTON, D.C.; SUITE 1400, 500 WEST MADISON STREET, CHICAGO, ILLINOIS; AND SUITE 1300, SEVEN WORLD TRADE CENTER, NEW YORK, N.Y. COPIES OF SUCH MATERIAL CAN ALSO BE OBTAINED FROM THE PUBLIC REFERENCE SECTION OF THE COMMISSION AT ITS PRINCIPAL OFFICE AT 450 FIFTH STREET, N.W., WASHINGTON, D.C. 20549, AT PRESCRIBED RATES, OR FROM THE COMMISSION'S INTERNET WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, SUCH MATERIAL CAN ALSO BE INSPECTED AT THE OFFICE OF THE NEW YORK STOCK EXCHANGE.

    PSI'S PRINCIPAL EXECUTIVE OFFICE IS LOCATED AT 1000 EAST MAIN STREET, PLAINFIELD, INDIANA 46168 (TELEPHONE 317-839-9611).
                              -------------------

    NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PSI OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              -------------------

                 INCORPORATION OF CERTAIN DOCUMENT BY REFERENCE

    There is hereby incorporated in this Prospectus by reference the following documents heretofore filed with the Securities and Exchange Commission:

        1. PSI's Annual Report on Form 10-K for the year ended December 31, 1996 filed pursuant to the Exchange Act.

        2. PSI's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 filed pursuant to the Exchange Act.

    All documents filed by PSI pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein or in the Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    PSI HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED IN THIS PROSPECTUS BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO MR. WILLIAM L. SHEAFER, VICE PRESIDENT AND TREASURER, PSI ENERGY, INC., 139 EAST FOURTH STREET, CINCINNATI, OHIO 45202 (TELEPHONE 513-381-2000).

                                  THE COMPANY

    PSI (incorporated in Indiana) is a wholly-owned subsidiary of Cinergy Corp. (Cinergy), a registered holding company under the Public Utility Holding Company Act of 1935. PSI is an electric public utility company with two wholly-owned non-utility subsidiaries. PSI is engaged in the production, transmission, distribution, and sale of electric energy in north central, central and southern Indiana. It serves an estimated population of two million people located in 69 of the state's 92 counties including the cities of Bloomington, Columbus, Kokomo, Lafayette, New Albany, and Terre Haute.

                                USE OF PROCEEDS

    Except as otherwise described in the Prospectus Supplement, the net proceeds of the Offered Securities will be applied primarily to the redemption, repurchase, repayment, or retirement of outstanding indebtedness and preferred stock.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The ratio of earnings to fixed charges for each of the years ended December 31, 1992 through 1996 and the nine months ended September 30, 1997 were 3.26, 3.52, 2.52, 3.55, 3.25 and 3.24, respectively.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

    The Debt Securities may be issued in one or more new series under an Indenture between the Company and The Fifth Third Bank, as Trustee (Trustee). The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Indenture and the Debt Securities, the forms of which are filed as exhibits to the registration statement of which this Prospectus forms a part. Whenever particular provisions or defined terms in such documents are referred to herein or in a Prospectus Supplement, such provisions or terms are incorporated by reference herein or therein, as the case may be.

    The Debt Securities will be unsecured obligations of the Company.

    Reference is made to the Prospectus Supplement relating to any particular issue of Offered Securities for the following terms, among others: (1) the title of such Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities or the series of which they are a part; (3) the date or dates on which the principal of any of such Debt Securities will be payable; (4) the rate or rates at which any of such Debt Securities will bear interest, if any, the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable and the Regular Record Date for any such interest payable on any Interest Payment Date; (5) the right, if any, to extend interest payment periods and the duration of such extension; (6) the place or places where the principal of and any premium and interest on any of such Debt Securities will be payable; (7) the period or periods within which, the price or prices at which and the terms and conditions on which any of such Debt Securities may be redeemed, in whole or in part, at the option of the Company; (8) the obligation, if any, of the Company to redeem or purchase any of such Debt Securities pursuant to any sinking fund or analogous provision or at the option of the Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions on which any of such Debt Securities will be redeemed or purchased, in whole or in part, pursuant to any such obligation; (9) the denominations in which any of such Debt Securities will be issuable; (10) if the amount of principal of or any premium or interest on any of such Debt Securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined; (11) if applicable, that such Debt Securities, in whole or any specified part, are defeasible pursuant to the provisions of the Indenture described under "Defeasance and Covenant Defeasance"; (12) whether any of such Debt Securities will be issuable in whole or in part in the form of one or more Global Debt Securities and, if so, the respective Depositaries for such Global Debt Securities, the form of any legend or legends to be borne by any such Global Debt Security in addition to or in lieu of the legend referred to under "Form, Exchange and Transfer--Global Debt Securities" and, if different from those described under such caption, any circumstances under which any such Global Debt Security may be exchanged in whole or in part for Debt Securities registered, and any transfer of such Global Debt Security in whole or in part may be registered, in the names of Persons other than the Depositary for such Global Debt Security or its nominee; (13) any addition to or change in the Events of Default applicable to any of such Debt Securities and any change in the right of the Trustee or the Holders to declare the principal amount of any of such Debt Securities due and payable; (14) any addition to or change in the covenants in the Indenture; (15) the applicability of or any change in the subordination provisions of the Indenture for a series of Debt Securities; and
(16) any other terms of such Debt Securities not inconsistent with the provisions of the Indenture. (Section 301).

    Except as otherwise described in the Prospectus Supplement, the covenants contained in the Indenture would not afford holders of Debt Securities protection in the event of a highly-leveraged transaction involving the Company.

SUBORDINATION OF CERTAIN DEBT SECURITIES

    The Indenture provides that, pursuant to a supplemental indenture or a Board Resolution, one or more series of Debt Securities (Junior Subordinated Securities) may be subordinate and subject in right of payment to the prior payment in full of all Senior Debt of the Company, whether outstanding as of the date of the Indenture or thereafter incurred. (Section 1401).

    With respect to any Junior Subordinated Securities, no payment of principal of (including redemption and sinking fund payments), premium, if any, or interest on, the Junior Subordinated Securities may be made if any Senior Debt is not paid when due, any applicable grace period with respect to such default has ended and such default has not been cured or waived, or if the maturity of any Senior Debt has been accelerated because of a default. (Section 1402). Upon any distribution of assets of the Company to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and premium, if any, and interest due or to become due on, all Senior Debt must be paid in full before the holders of the Junior Subordinated Securities are entitled to receive or retain any payment. (Section 1403). The rights of the holders of the Junior Subordinated Securities will be subrogated to the rights of the holders of Senior Debt to receive payments or distributions applicable to Senior Debt. (Section 1404).

    The term "Senior Debt" shall mean the principal of, premium, if any, interest on and any other payment due pursuant to any of the following, whether outstanding at the date of execution of the Indenture or thereafter incurred, created or assumed:

        (a) all indebtedness of the Company evidenced by notes, debentures, bonds, or other securities sold by the Company for money, excluding Junior Subordinated Securities, but including all first mortgage bonds of the Company outstanding from time to time;

        (b) all indebtedness of others of the kinds described in the preceding clause (a) assumed by or guaranteed in any manner by the Company; and

        (c) all renewals, extensions, or refundings of indebtedness of the kinds described in any of the preceding clauses (a) and (b);

unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is pari passu with the Junior Subordinated Securities. (Section 101).

    The Indenture does not limit the aggregate amount of Senior Debt that the Company may issue. As of September 30, 1997, outstanding Senior Debt of the Company aggregated approximately $1.22 billion.

FORM, EXCHANGE, AND TRANSFER

    The Debt Securities of each series will be issuable only in fully registered form without coupons. (Section 302).

    At the option of the Holder, subject to the terms of the Indenture and the limitations applicable to Global Debt Securities, Debt Securities of any series will be exchangeable for other Debt Securities of the same series, of any authorized denomination and of like tenor and aggregate principal amount. (Section 305).

    Subject to the terms of the Indenture and the limitations applicable to Global Debt Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company has appointed the Trustee as Security Registrar. Any transfer agent (in addition to the Security Registrar) initially designated by the Company for any Debt Securities will be named in the applicable Prospectus Supplement. (Section 305). The Company may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series. (Section 1002).

    If the Debt Securities of any series (or of any series and specified tenor) are to be redeemed in part, the Company will not be required to (i) issue, register the transfer of, or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part. (Section 305).

GLOBAL DEBT SECURITIES

    Some or all of the Debt Securities of any series may be issued as Global Debt Securities. Each Global Debt Security will be registered in the name of a Depositary or a nominee thereof identified in the applicable Prospectus Supplement, will be deposited with such Depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the Indenture.

    Notwithstanding any provision of the Indenture or any Debt Security described herein, no Global Debt Security may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Debt Security in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Debt Security or any nominee of such Depositary unless (i) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for such Global Debt Security or has ceased to be qualified to act as such as required by the Indenture, (ii) there shall have occurred and be continuing an Event of Default with respect to such Global Debt Security or (iii) there shall exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable Prospectus Supplement. All securities issued in exchange for a Global Debt Security or any portion thereof will be registered in such names as the Depositary may direct. (Sections 204 and 305).

    As long as the Depositary, or its nominee, is the registered Holder of a Global Debt Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Debt Security for all purposes under the Debt Securities and the Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Debt Security will not be entitled to have such Global Debt Security or any portion thereof registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange therefor and will not be considered to be the owners or Holders of such Global Debt Security or any portion thereof for any purpose under the Debt Securities or the Indenture. All payments of principal of and any premium and interest on a Global Debt Security will be made to the Depositary or its nominee, as the case may be, as the Holder thereof. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Debt Security.

    Ownership of beneficial interests in a Global Debt Security will be limited to institutions that have accounts with the Depositary or its nominee (participants) and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Debt Security, the Depositary will credit, on its book-entry registration and transfer system, the respective portion of the principal amounts of the Global Debt Security to the accounts of its participants. Ownership of beneficial interests in a Global Debt Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges, and other matters relating to beneficial interests in a Global Debt Security are subject to various policies and procedures adopted by the Depositary from time to time. None of the Company, the Trustee or any agent of the Company or the Trustee will have any responsibility or liability for any aspect of the Depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a Global Debt Security, or for maintaining, supervising, or reviewing any records relating to such beneficial interests.

    Secondary trading in notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in a Global Debt Security, in some cases, will trade in the Depositary's same-day funds settlement system in which secondary market trading activity in those beneficial interests are required by the Depositary to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a Global Debt Security upon the original issuance thereof may be required to be made in immediately available funds.

PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest. (Section 307).

    Unless otherwise indicated in the applicable Prospectus Supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as the Company may designate for such purpose from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable Prospectus Supplement, the corporate trust office of the Trustee in the City of Cincinnati will be designated as the Company's sole Paying Agent for payments with respect to Debt Securities of each series. Any other Paying Agents initially designated by the Company for the Debt Securities of a particular series will be named in the applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series. (Section 1002).

    All moneys paid by the Company to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of 18 months after such principal, premium or interest has become due and payable will be repaid to the Company, and the Holder of such Debt Security thereafter may look only to the Company for payment thereof. (Section 1003).

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CONSOLIDATION, MERGER, AND SALE OF ASSETS

    The Indenture does not contain any covenant that restricts the Company's ability to merge or consolidate with or into any other corporation, sell or convey all or substantially all of its assets to any person, firm or corporation or otherwise engage in restructuring transactions, provided that the successor corporation assumes due and punctual payment of principal or premium, if any, and interest on the Debt Securities. (Section 801).

EVENTS OF DEFAULT

    Each of the following will constitute an Event of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal of or any premium on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Securities of that series when due, continued for 30 days; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series other than that series), continued for 90 days after written notice has been given by the Trustee, or the Holders of at least 35% in principal amount of the Outstanding Debt Securities of that series, as provided in the Indenture; and (e) certain events of bankruptcy, insolvency or reorganization. (Section 501).

    If an Event of Default (other than an Event of Default described in clause
(e) above) with respect to the Debt Securities of any series at the time Outstanding shall occur and be continuing, either the Trustee or the Holders of at least 35% in aggregate principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount of the Debt Securities of that series to be due and payable immediately. If an Event of Default described in clause (e) above with respect to the Debt Securities of any series at the time Outstanding shall occur, the principal amount of all the Debt Securities of that series will automatically, and without any action by the Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. (Section 502). For information as to waiver of defaults, see "Modification and Waiver."

    Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonably satisfactory indemnity. (Section
603). Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 512).

    No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of that series, (ii) the Holders of at least 35% in aggregate principal amount of the Outstanding Debt Securities of that series have made written request, and such Holder or Holders have offered reasonably satisfactory indemnity, to the Trustee to institute such proceeding as trustee and (iii) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 507). However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security. (Section 508).

    The Company will be required to furnish to the Trustee annually a statement by certain of its officers as to whether or not the Company, to their knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults. (Section 1004).

MODIFICATION AND WAIVER

    Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, (b) reduce the principal amount of, or any premium or interest on, any Debt Security, (c) reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof, (d) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security, (e) affect the applicability of the subordination provisions to any Debt Security, (f) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security,
(g) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture, reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or modify such provisions with respect to modification and waiver. (Section 902).

    The Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of any series may waive compliance by the Company with certain restrictive provisions of the Indenture. (Section 1007). The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the Indenture, except a default in the payment of principal, premium, or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series affected. (Section 513).

    Except in certain limited circumstances, the Company will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver, or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, such action may be taken only by persons who are Holders of Outstanding Debt Securities of that series on the record date. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other shorter period as may be specified by the Company (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time. (Section 104).

DEFEASANCE AND COVENANT DEFEASANCE

    If and to the extent indicated in the applicable Prospectus Supplement, the Company may elect, at its option at any time, to have the provisions of Section 1302, relating to defeasance and discharge of indebtedness, or Section 1303, relating to defeasance of certain restrictive covenants in the Indenture, applied to the Debt Securities or to the Debt Securities of any series. (Section
1301).

    DEFEASANCE AND DISCHARGE. The Indenture provides that, upon the Company's exercise of its option (if any) to have Section 1302 applied to any Debt Securities, the Company will be discharged from all its obligations with respect to such Debt Securities (except for certain obligations to exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance, and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur. (Sections 1302 and 1304).

    DEFEASANCE OF CERTAIN COVENANTS. The Indenture provides that, upon the Company's exercise of its option (if any) to have Section 1303 applied to any Debt Securities, the Company may omit to comply with certain restrictive covenants that may be described in the applicable Prospectus Supplement, and the occurrence of certain Events of Default, which are described above in clause (d) (with respect to such restrictive covenants) under "Events of Default" and any that may be described in the applicable Prospectus Supplement, will be deemed not to be or result in an Event of Default, in each case with respect to such Debt Securities. The Company, in order to exercise such option, will be required to deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the Indenture and such Debt Securities. The Company will also be required, among other things, to deliver to the Trustee an Opinion of Counsel to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event the Company exercised this option with respect to any Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, the Company would remain liable for such payments. (Sections 1303 and 1304).

TITLE

    The Company, the Trustee, and any agent of the Company or the Trustee may treat the Person in whose name a Debt Security is registered as the absolute owner thereof (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes. (Section 308).

GOVERNING LAW

    The Indenture and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York. (Section 112).

CONCERNING THE TRUSTEE

    The Fifth Third Bank will be the Trustee under the Indenture. The Fifth Third Bank also acts as the Trustee for certain unsecured debt securities of The Cincinnati Gas & Electric Company (CG&E) and CG&E's wholly-owned subsidiary, The Union Light Heat and Power Company, both affiliates of PSI, acts as the Trustee for certain pollution control revenue bonds of PSI and CG&E, and acts as registrar for the common stock of Cinergy and for the preferred stock of PSI and CG&E. The Fifth Third Bank makes loans to, acts as depositary for, and, in the normal course of business, also performs other services for PSI and CG&E.

                              PLAN OF DISTRIBUTION

    PSI may sell the Debt Securities in any of three ways: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement with respect to the Offered Securities sets forth the terms of the offering of the Offered Securities, including the name or names of any underwriters, dealers or agents, the purchase price of such Offered Securities and the proceeds to PSI from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    If underwriters are used in the sale, the Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters with respect to a particular Underwritten Offering of Offered Securities will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such Prospectus Supplement. In connection with the sale of Offered Securities, the underwriters may receive compensation from PSI or from purchasers in the form of discounts, concessions or commissions. The underwriters will be, and any dealers participating in the distribution of the Offered Securities may be, deemed to be underwriters within the meaning of the Securities Act of 1933. PSI has agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933. The underwriting agreement pursuant to which any Offered Securities are to be sold will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all of the Offered Securities if any are purchased.

    Offered Securities may be sold directly by PSI or through agents designated by PSI from time to time. The Prospectus Supplement sets forth the name of any agent involved in the offer or sale of the Offered Securities in respect of which the Prospectus Supplement is delivered as well as any commissions payable by PSI to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

    If so indicated in the Prospectus Supplement, PSI will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Offered Securities from PSI at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

                                    EXPERTS

    The consolidated balance sheets of PSI as of December 31, 1996 and 1995 and the related consolidated statements of income, changes in common stock equity and cash flows for each of the three years in the period ended December 31, 1996, included in PSI's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                                 LEGAL OPINIONS

    The legality of the Debt Securities will be passed upon for PSI by Taft, Stettinius & Hollister LLP, Star Bank Center, Cincinnati, Ohio 45202, and for the Underwriters by Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, who may rely as to matters of Indiana law on the opinion of Taft, Stettinius & Hollister LLP.

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